Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Post-Effective Amendment No. 1 related to Form S-8 No. 333-218127) pertaining to the Cooper-Standard Holdings Inc. 2017 Omnibus Incentive Plan and the Cooper-Standard Holdings Inc. 2021 Omnibus Incentive Plan of our reports dated February 22, 2021, with respect to the consolidated financial statements and schedule of Cooper-Standard Holdings Inc. and the effectiveness of internal control over financial reporting of Cooper-Standard Holdings Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Detroit, Michigan
May 20, 2021